Exhibit 99.1

FOR IMMEDIATE RELEASE

FDIC APPOINTED AS RECEIVER OF FIRST NBC BANK

NEW ORLEANS, LA (April 28, 2017) - First NBC Bank (“Bank”), the wholly-owned banking subsidiary of First NBC Bank Holding Company (“Company”) (NASDAQ: FNBC), was closed today by the Louisiana Office of Financial Institutions, and the Federal Deposit Insurance Corporation (“FDIC”) was appointed as receiver for the Bank.

The Company’s principal asset is the capital stock that it owns in the Bank, and, as a result of the closure of the Bank, the Company has limited remaining tangible assets. As the owner of all of the capital stock of the Bank, the Company would be entitled to the net recoveries, if any, following the liquidation or sale of the Bank or its assets by the FDIC. However, at this time, the Company does not believe that any recovery will be realized.

Forward Looking Statements

This release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements do not relate strictly to historical or current facts. Forward-looking statements reflect the current views and estimates of management of the Company with respect to future economic circumstances, industry conditions, company performance and financial results. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond the control of the Company - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Among other factors, actual results may differ from those described in forward-looking statements due to the result of any potential bankruptcy proceeding involving the Company; the actions of The Nasdaq Stock Market, LLC concerning the continued listing of the Company on such exchange; the actions of other regulatory agencies which may be taken in response to the Bank’s receivership; the actions of the Company’s creditors in connection with the events disclosed in this release; as well as to other factors included in filings made by the Company with the Securities and Exchange Commission (“SEC”), including those risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. Forward-looking statements speak only as of the date they are made. Copies of the Company’s reports filed with the SEC are available in the Investor Relations section of the Company’s website, www.firstnbcbank.com. The Company undertakes no duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.